Exhibit 99.1

Exhibit 99.1
E

MRC Global Announces Fourth Quarter and Full Year 2018 Results

MRC Global Repurchased $125 million of Common Stock in 2018 including

$75 million in the Fourth Quarter

Fourth Quarter 2018:	Full Year 2018:
Sales of $1.009 billion	Sales of $4.172 billion
Net income attributable to common stockholders of $4 million	Net income attributable to common stockholders of $50 million
Adjusted EBITDA of $63 million	Adjusted EBITDA of $280 million

Houston, TX – February 14, 2019 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings and related products and services to the energy industry, today announced fourth quarter and full year 2018 results.

The company’s sales were $1.009 billion for the fourth quarter of 2018, which was 12% higher than the fourth quarter of 2017 and 6% lower than the third quarter of 2018. As compared to 2017, the fourth quarter increase was driven primarily by the upstream and downstream sectors.

Net income attributable to common stockholders for the fourth quarter of 2018 was $4 million, or $0.04 per diluted share, as compared to the fourth quarter of 2017 of $29 million, or $0.30 per diluted share. The fourth quarter results include severance and restructuring after-tax charges of $3 million, or $ 0.03 per diluted share in 2018 and $14 million, or $0.15 per diluted share in 2017. The results for the fourth quarter of 2017 include a provisional tax benefit of $50 million, or $0.53 per diluted share, related to the accounting for United States tax reform legislation. Fourth quarter 2017 results also include after-tax charges of $6 million or $0.06 per diluted share for the write off of inventory in the international segment related to reducing our local presence in Iraq.

MRC Global’s fourth quarter 2018 gross profit was $171 million, or 16.9% of sales, an increase from fourth quarter 2017 gross profit of $141 million, or 15.6% of sales. Gross profit for the fourth quarter of 2018 and 2017 reflects an expense of $14 million and $9 million, respectively, in cost of sales relating to the use of the last-in, first out (LIFO) method of inventory cost accounting. Gross profit for the fourth quarter of 2017 also includes $6 million of non-cash inventory charges recorded in cost of sales.

Andrew R. Lane, MRC Global’s president and chief executive officer stated, “The fourth quarter 2018 results were as we expected with revenue over $1.0 billion. All three geographic segments and our valve product group drove strong growth in the fourth quarter of 2018 over the same quarter in 2017. Our fourth quarter 2018 adjusted gross profit percentage of 20.0% and our adjusted EBITDA of $63 million remained strong. We generated $135 million in cash flow from operations, and we repurchased $75 million of common stock in the fourth quarter.”

Mr. Lane added, “I am very proud of our results for 2018, the second year of the oil and gas industry recovery, as we continued to successfully execute our long-term strategy. As compared to 2017, our 2018 revenue increased 14%, which includes more than $900 million of e-commerce revenue. Our 2018 adjusted gross profit percentage of 19.6% was the best since 2008, and our 2018 adjusted EBITDA increased 56% over 2017. We achieved adjusted EBITDA margins of 6.7% in 2018, the best since 2014. Our 2018 net income attributable to common stockholders improved 92% to $50 million and our diluted earnings per share improved 100% to $0.54 per share.”

Selling, general and administrative (SG&A) expenses were $148 million, or 14.7% of sales, for the fourth quarter of 2018 compared to $148 million, or 16.4% of sales, for the same period of 2017. SG&A expenses for the fourth quarter of 2018 and 2017 include $4 million and $14 million of pre-tax severance and restructuring charges, respectively.

Please refer to the reconciliation of non-GAAP measures (adjusted gross profit and adjusted EBITDA) to GAAP measures (gross profit, net income) in this release.

Sales by Segment

U.S. sales in the fourth quarter of 2018 were $778 million, up $63 million, or 9%, from the same quarter in 2017. Upstream increased by $37 million, or 23% primarily due to higher well completions. Downstream increased $33 million, or 17% driven by project deliveries and market share gains. Midstream declined slightly by $7 million, or 2% due primarily to non-recurring project work.

Canadian sales in the fourth quarter of 2018 were $79 million, up $8 million, or 11%, from the same quarter in 2017 due to market share gains in the upstream sector and project work in the midstream sector. A weaker Canadian dollar relative to the U.S. dollar unfavorably impacted sales by $3 million.

International sales in the fourth quarter of 2018 were $152 million, up $35 million, or 30%, from the same period in 2017. The $19 million increase in upstream was driven primarily by project deliveries in Kazakhstan and the $15 million increase in downstream was primarily due to increased refinery activity. Weaker foreign currencies relative to the U.S. dollar unfavorably impacted sales by $6 million.

Sales by Sector

Upstream sales in the fourth quarter of 2018 increased 22% over the fourth quarter of 2017 to $339 million, or 34% of total sales. The increase in upstream sales was across all segments.

Midstream sales in the fourth quarter of 2018 were $373 million, or 37% of total sales, virtually flat with the fourth quarter of 2017. Sales to gas utility customers were up by 26% due to an increase in integrity and growth project spending for various customers, while sales to transmission and gathering customers were down 21% over the same quarter in 2017 due primarily to non-recurring project work.

Downstream sales in the fourth quarter of 2018 increased 18% from the fourth quarter of 2017 to $297 million, or 29% of total sales. The U.S. segment was the primary driver of the increase followed by the international segment.

Balance Sheet

Cash balances were $43 million at December 31, 2018. Debt, net of cash, was $641 million as of December 31, 2018 and excess availability under our asset-based lending facility was $449 million. Cash provided from operations was $135 million in the fourth quarter of 2018. MRC Global’s liquidity position of $492 million is sufficient to support the business and capital needs.

Share Repurchase Program Update

In October 2018, the board of directors authorized a share repurchase program for common stock of up to $150 million. During the fourth quarter, the company purchased $75 million of its common stock at an average price of $15.89 per share. In 2018, under both the current and prior authorizations, the company repurchased $125 million of common stock at an average price of $16.46. In January 2019, the company purchased an additional $25 million of its common stock at an average price of $14.24 per share, leaving another $50 million under the current authorization.

Since 2015, the company has repurchased $325 million (21.1 million shares) at an average price of $15.40 per share. The outstanding share count as of January 31, 2019 was 83.9 million shares.

The shares may be repurchased at management’s discretion in the open market. Depending on market conditions and other factors, these repurchases may be commenced or suspended from time to time without prior notice. The current program is scheduled to expire on December 31, 2019.

Conference Call

The Company will hold a conference call to discuss its fourth quarter 2018 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on February 15, 2019. To participate in the call, please dial 412‑902-0003 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call live over the Internet, please log onto the web at www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through March 1, 2019 and can be accessed by dialing 201-612-7415 and using pass code 13686236#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “expect,” “expected,” “intend,” “believes,” “well positioned,” “strong position,” “looking forward,” “guidance,” “plans” and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures and cash flow, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond our control, including the factors described in the company’s SEC filings that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels; U.S. and international general economic conditions; the company’s ability to compete successfully with other companies in MRC Global’s industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company’s suppliers; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of the company’s inventory to decline;  decreases in steel prices, which could significantly lower MRC Global’s profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit; the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes;  changes in the company’s customer and product mix;  risks related to the company’s customers’ creditworthiness; the success of the company’s acquisition strategies;  the potential adverse effects associated with integrating acquisitions into the company’s business and whether these acquisitions will yield their intended benefits; the company’s significant indebtedness;  the dependence on the company’s subsidiaries for cash to meet its obligations;  changes in the company’s credit profile;  a decline in demand for certain of the products the company distributes if import restrictions on these products are lifted; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company; the potential loss of key personnel; interruption in the proper functioning of the company’s information systems and the occurrence of cyber security incidents; loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters;  impairment of our goodwill or other intangible assets;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs; risks associated with international stability and geopolitical developments, risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act; risks related to the company’s intention not to pay dividends; and risks arising from compliance with and changes in law in the countries in which we operate, including (among others) changes in tax law, tax rates and interpretation in tax laws. In addition, the Company’s intention to continue to repurchase shares of common stock is also subject to the trading price of the stock being at prices that the Company believes are favorable to stockholders and to the Company’s debt and liquidity levels being at levels the Company deems sufficient to repurchase shares.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. Our filings and other important information are also available on the Investor Relations page of our website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)

0

	December 31,
	2018	2017
Assets
Current assets:
Cash	$43	$48
Accounts receivable, net	587	522
Inventories, net	797	701
Other current assets	38	47
Total current assets	1,465	1,318

Other assets	23	21

Property, plant and equipment, net	140	147

Intangible assets:
Goodwill, net	484	486
Other intangible assets, net	322	368

	$2,434	$2,340

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$435	$415
Accrued expenses and other current liabilities	130	143
Current portion of long-term debt	4	4
Total current liabilities	569	562

Long-term obligations:
Long-term debt, net	680	522
Deferred income taxes	98	106
Other liabilities	40	36

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized
363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized,
104,953,693 and 103,099,692 issued, respectively	1	1
Additional paid-in capital	1,721	1,691
Retained deficit	(498)	(548)
Treasury stock at cost: 19,347,839 and 11,751,726 shares, respectively	(300)	(175)
Accumulated other comprehensive loss	(232)	(210)
	692	759
	$2,434	$2,340

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

0

	Three Months Ended			Year Ended
	December 31,	December 31,		December 31,	December 31,
	2018	2017		2018	2017

Sales	$1,009	$903		$4,172	$3,646
Cost of sales	838	762		3,483	3,064
Gross profit	171	141		689	582

Selling, general and administrative expenses	148	148		562	536
Operating income (loss)	23	(7)		127	46

Other (expense) income:
Interest expense	(10)	(7)		(38)	(31)
Write off of debt issuance costs	-	-		(1)	(8)
Other, net	3	-		7	-

Income (loss) before income taxes	16	(14)		95	7
Income tax expense (benefit)	6	(49)		21	(43)
Net income	10	35		74	50
Series A preferred stock dividends	6	6		24	24
Net income attributable to common stockholders	$4	$29		$50	$26

Basic earnings per common share	$0.05	$0.31		$0.55	$0.28
Diluted earnings per common share	$0.04	$0.30	(1)	$0.54	$0.27
Weighted-average common shares, basic	88.6	93.4		90.1	94.3
Weighted-average common shares, diluted	89.9	94.8	(1)	91.8	95.6

Notes to above:

(1)

The preferred stock shares (20.3 million shares) were dilutive in the fourth quarter of 2017 only.  The diluted earnings per common share calculation is calculated as net income of $35 million divided by 115.1 million shares.

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Year Ended December 31,
	2018	2017
Operating activities
Net income	$74	$50
Adjustments to reconcile net income to net cash used in operations:
Depreciation and amortization	23	22
Amortization of intangibles	45	45
Equity-based compensation expense	14	16
Deferred income tax benefit	(9)	(78)
Amortization of debt issuance costs	1	3
Inventory-related charges	-	6
Write off of debt issuance costs	1	8
Increase in LIFO reserve	62	28
Change in fair value of derivative instruments	(1)	1
Provision for uncollectible accounts	1	1
Other non-cash items	9	2
Changes in operating assets and liabilities:
Accounts receivable	(74)	(118)
Inventories	(175)	(168)
Other current assets	8	8
Accounts payable	27	93
Accrued expenses and other current liabilities	(17)	33
Net cash used in operations	(11)	(48)

Investing activities
Purchases of property, plant and equipment	(20)	(30)
Proceeds from the disposition of property, plant and equipment	6	3
Net cash used in investing activities	(14)	(27)

Financing activities
Payments on revolving credit facilities	(1,118)	(696)
Proceeds from revolving credit facilities	1,280	825
Payments on long-term obligations	(4)	(18)
Debt issuance costs paid	(1)	(8)
Purchases of common stock	(125)	(68)
Dividends paid on preferred stock	(24)	(24)
Proceeds from exercise of stock options	21	1
Repurchase of shares to satisfy tax withholdings	(5)	(3)
Net cash provided by financing activities	24	9

Decrease in cash	(1)	(66)
Effect of foreign exchange rate on cash	(4)	5
Cash beginning of year	48	109
Cash end of year	$43	$48

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income to Adjusted EBITDA (a non-GAAP measure)

 (in millions)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2018	2017	2018	2017

Net income	$10	$35	$74	$50
Income tax expense (benefit) (1)	6	(49)	21	(43)
Interest expense	10	7	38	31
Depreciation and amortization	6	6	23	22
Amortization of intangibles	11	11	45	45
Increase in LIFO reserve	14	9	62	28
Inventory-related charges (2)	-	6	-	6
Equity-based compensation expense (3)	3	4	14	16
Severance and restructuring charges (4)	4	14	4	14
Foreign currency losses (gains)	(1)	-	(1)	(2)
Write off of debt issuance costs (5)	-	-	1	8
Litigation matter (6)	-	-	-	3
Change in fair value of derivative instruments	-	-	(1)	1
Adjusted EBITDA	$63	$43	$280	$179

Notes to above:

(1)	Amounts in 2017 include a provisional tax benefit of $50 million related to the accounting for United States tax reform.
(2)	Non-cash charges (pre-tax) recorded in cost of goods sold. Charges in 2017, recorded in the international segment, are related to reducing our local presence in Iraq.
(3)	Recorded in SG&A
(4)

Charges (pre-tax) related to employee severance and restructuring charges recorded in SG&A. 2018 charges relate to the partial closure and relocation of a corporate office and the termination of an executive’s employment. The 2017 charges relate to cost reduction initiatives to improve profitability in our international segment.

(5)

Charge (pre-tax) related to the write off of debt issuance costs related to the refinancing of our senior secured Term Loan in 2018. Charge (pre-tax) related to the refinancing of our senior secured term loan and our asset based lending facility in 2017.

(6)

Charge (pre-tax) related to the settlement of litigation with Weatherford Canada Partnership in the second quarter 2017 recorded in Other, net.  The company previously recognized a charge of $3 million associated with this matter in the fourth quarter of 2015.

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and asset impairments, including inventory) and plus or minus the impact of its LIFO inventory costing methodology.  The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.  Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the Company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Gross Profit to Adjusted Gross Profit (a non-GAAP measure)

(in millions)

	Three Months Ended
	December 31,	Percentage	December 31,		Percentage
	2018	of Revenue	2017		of Revenue

Gross profit, as reported	$171	16.9%	$141	(1)	15.6%
Depreciation and amortization	6	0.6%	6		0.7%
Amortization of intangibles	11	1.1%	11		1.2%
Increase in LIFO reserve	14	1.4%	9		1.0%
Adjusted Gross Profit	$202	20.0%	$167	(1)	18.5%

	Year Ended
	December 31,	Percentage	December 31,		Percentage
	2018	of Revenue*	2017		of Revenue

Gross profit, as reported	$689	16.5%	$582	(1)	16.0%
Depreciation and amortization	23	0.6%	22		0.6%
Amortization of intangibles	45	1.1%	45		1.2%
Increase in LIFO reserve	62	1.5%	28		0.8%
Adjusted Gross Profit	$819	19.6%	$677	(1)	18.6%

Notes to above:

*	Column does not foot due to rounding.
(1)

Includes $6 million of non-cash charges (pre-tax) recorded in cost of goods sold in our international segment are related to reducing our local presence in Iraq, for each of the three months and year ended December 31, 2017.

Excluding these charges for the three months ended December 31, 2017 gross profit, as reported would be $147 million (16.3%) and adjusted gross profit would be $173 million (19.2%). Excluding these charges for the year ended December 31, 2017 gross profit, as reported would be $588 million (16.1%) and adjusted gross profit would be $683 million (18.7%).

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Disaggregated Sales by Segment

Three Months Ended
December 31,

	U.S.	Canada	International	Total
2018:
Upstream	$197	$59	$83	$339
Midstream	355	15	3	373
Downstream	226	5	66	297
	$778	$79	$152	$1,009
2017:
Upstream	$160	$53	$64	$277
Midstream	362	11	2	375
Downstream	193	7	51	251
	$715	$71	$117	$903

Year Ended
December 31,

	U.S.	Canada	International	Total
2018:
Upstream	$777	$239	$270	$1,286
Midstream	1,608	48	21	1,677
Downstream	936	28	245	1,209
	$3,321	$315	$536	$4,172
2017:
Upstream	$623	$222	$204	$1,049
Midstream	1,496	50	57	1,603
Downstream	741	22	231	994
	$2,860	$294	$492	$3,646

Sales by Product Line

0

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
Type	2018	2017 (1)	2018	2017 (1)
Line pipe	$172	$168	$728	$685
Carbon steel fittings and flanges	152	143	683	548
Total carbon steel pipe, fittings and flanges	324	311	1,411	1,233

Valves, automation, measurement and instrumentation	407	332	1,553	1,319
Gas products	136	113	561	485
Stainless steel alloy pipe and fittings	46	47	196	183
General oilfield products	96	100	451	426
	$1,009	$903	$4,172	$3,646

Notes to above:

(1)

$14 million and $69 million of sales for the three and twelve months ended December 31, 2017, respectively, have been reclassified from gas products to general oilfield products to conform with the current year presentation.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income Attributable to Common Stockholders to

Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure)

(in millions, except per share amounts)

	December 31, 2018
	Three Months Ended		Year Ended
	Net Income	Per Share*	Net Income	Per Share*

Net income attributable to common stockholders	$4	$0.04	$50	$0.54
Increase in LIFO reserve, net of tax	11	0.12	48	0.52
Adjusted net income attributable to common stockholders	$15	$0.17	$98	$1.07

	December 31, 2017
	Three Months Ended		Year Ended
	Net Income	Per Share	Net Income	Per Share

Net income attributable to common stockholders	$29	$0.30	$26	$0.27
Increase in LIFO reserve, net of tax	6	0.06	18	0.19
Adjusted net income attributable to common stockholders	$35	$0.36	$44	$0.46

Notes to above:

* Column does not foot due to rounding.

The Company defines Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure) as Net Income Attributable to Common Stockholders plus or minus the after-tax impact of its LIFO inventory costing methodology. The Company presents Adjusted Net Income Attributable to Common Stockholders and related per share amounts because the Company believes it provides useful comparisons of the Company’s operating results to other companies, including those companies with whom we compete in the distribution of pipe, valves and fittings to the energy industry, without regard to the LIFO inventory costing methodology. The impact of the LIFO inventory costing methodology can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect.  The Company believes that Net Income Attributable to Common Stockholders is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly compared to Adjusted Net Income Attributable to Common Stockholders.

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